EXHIBIT 99.1

Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Reports Third Quarter 2017 Financial Results

-	Third quarter 2017 net income of $93.6 million
-	Third quarter 2017 adjusted EBITDA of $73.5 million and DCF of $52.9 million
-	Third quarter 2017 distribution coverage ratio was 1.17x
-	SMLP announces expansion of its DJ Basin gathering and processing complex with a new 60 MMcf/d processing plant designed to accommodate increasing volumes from existing customers in the area

The Woodlands, Texas (November 2, 2017) – Summit Midstream Partners, LP (NYSE: SMLP) announced today its financial and operating results for the three and nine months ended September 30, 2017.  SMLP reported net income of $93.6 million for the third quarter of 2017 compared to net income of $2.0 million for the prior-year period.  The $91.6 million increase in net income is primarily related to a $70.5 million decrease in the present value of the Deferred Purchase Price Obligation as of September 30, 2017, compared to June 30, 2017, and $19.1 million of net income in the third quarter of 2017 associated with a Piceance Basin contract amendment that accelerated the frequency of MVC shortfall payments.  Net cash provided by operations totaled $75.2 million in the third quarter of 2017 compared to $37.2 million in the prior-year period.  Adjusted EBITDA totaled $73.5 million and distributable cash flow totaled $52.9 million for the third quarter of 2017 compared to $76.5 million and $55.6 million, respectively, for the prior-year period.

Natural gas volume throughput averaged 1,826 million cubic feet per day (“MMcf/d”) in the third quarter of 2017, an increase of 16.2% compared to 1,572 MMcf/d in the prior-year period, and an increase of 2.6% compared to 1,780 MMcf/d in the second quarter of 2017.  SMLP’s natural gas volume throughput metrics exclude its proportionate share of volume throughput from its 40% ownership interest in Ohio Gathering.  Crude oil and produced water volume throughput in the third quarter of 2017 averaged 74.0 thousand barrels per day (“Mbbl/d”), a decrease of 19.7% compared to 92.2 Mbbl/d in the prior-year period, and an increase of 7.4% compared to 68.9 Mbbl/d in the second quarter of 2017.

Steve Newby, President and Chief Executive Officer, commented, “SMLP reported strong financial results for the third quarter of 2017 with adjusted EBITDA of $73.5 million, DCF of $52.9 million and a quarterly distribution coverage ratio of 1.17x.  We have already begun to see completion activity accelerate in the fourth quarter of 2017 from a number of customers across several of our gathering systems, including in the Utica, Williston, and Barnett.  We continue to expect that these activities will lead to volume and cash flow growth across these assets throughout the rest of 2017 and into 2018.

Today, we are announcing an expansion of our existing 20 MMcf/d gathering and processing complex in northern Weld County, Colorado with the addition of a new 60 MMcf/d processing plant.  This $60 million expansion project is designed to support increasing volumes from existing customers.  We are encouraged by the increased level of upstream development activity in and around our DJ Basin assets and we expect to place this project in service by the end of 2018. We plan to finance the project with excess distribution coverage and borrowings under our Revolver.

This quarter, we revised the estimated undiscounted amount of the Deferred Purchase Price Obligation associated with our 2016 Drop Down transaction from $793.3 million to $656.5 million.  This reduction reflects revised timing related to Business Adjusted EBITDA growth expectations for certain of our 2016 Drop Down Assets, particularly our Utica gathering systems, in 2018 and 2019.  Our expectations for future growth in the Utica segment have not changed, but our current expectation regarding the pace of this future growth has been extended into 2020 and beyond.”

SMLP reported net income of $104.3 million for the first nine months of 2017 compared to a net loss of $52.2 million for the prior-year period.  The $156.5 million increase in net income is primarily related to a $54.7 million decrease in the present value of the Deferred Purchase Price Obligation as of September 30, 2017, compared to December 31, 2016, $19.1 million of net income in the third quarter of 2017 associated with a Piceance Basin contract amendment that accelerated the frequency of measurement and settlement of MVC shortfall payments, $37.7 million related to a Williston Basin contract amendment that accelerated the recognition of previously deferred revenue as gathering

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revenue in the first quarter of 2017, and a $37.8 million impairment loss, net to SMLP, recognized by Ohio Condensate Company, L.L.C. in June 2016. Net cash provided by operations totaled $196.5 million for the first nine months of 2017 compared to $168.7 million in the prior-year period.  SMLP reported adjusted EBITDA of $217.5 million and distributable cash flow of $155.8 million for the first nine months of 2017 compared to $218.9 million and $158.1 million, respectively for the prior-year period.  Natural gas volume throughput averaged 1,744 MMcf/d for the first nine months of 2017 compared to 1,536 MMcf/d in the prior-year period.  Crude oil and produced water volume throughput averaged 74.7 Mbbl/d in the first nine months of 2017 compared to 91.0 Mbbl/d in the prior-year period.

Third Quarter 2017 Segment Results

The following table presents average daily throughput by reportable segment:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Average daily throughput (MMcf/d):
Utica Shale	403	234	364	178
Williston Basin	21	24	19	24
Piceance/DJ Basins	594	591	601	576
Barnett Shale	254	305	270	329
Marcellus Shale	554	418	490	429
Aggregate average daily throughput	1,826	1,572	1,744	1,536

Average daily throughput (Mbbl/d):
Williston Basin	74.0	92.2	74.7	91.0
Aggregate average daily throughput	74.0	92.2	74.7	91.0

Ohio Gathering average daily throughput (MMcf/d) (1)	763	800	746	869

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(1) Gross basis, represents 100% of volume throughput for Ohio Gathering, based on a one-month lag.

Utica Shale

The Utica Shale reportable segment includes Summit Midstream Utica (“SMU”), SMLP’s natural gas gathering system which is currently in service and under development in Belmont and Monroe counties in southeastern Ohio.  SMU gathers and delivers dry natural gas to interconnections with a third-party intrastate pipeline that provides access to the Clarington Hub.

Segment adjusted EBITDA for the third quarter of 2017 totaled $8.4 million, up 20.5% from $7.0 million for the prior-year period, primarily due to higher volume throughput, and partially offset by increased right-of-way maintenance expense in the quarter.  Volume throughput at SMU averaged 403 MMcf/d in the third quarter of 2017 compared to 234 MMcf/d in the prior-year period and 413 MMcf/d in the second quarter of 2017.  Volume throughput for the third quarter of 2017 increased relative to the prior-year period due to the completion of eleven new wells behind the system in the first half of 2017 and another two new wells in the third quarter of 2017. Volume throughput was down 2.4% relative to the second quarter of 2017 due to natural volume declines, together with our customers temporarily shutting in producing wells throughout the quarter for nearby completion activities and maintenance-related work.

We have one drilling rig currently running behind our SMU system and we expect that our customers will complete another four wells behind the SMU system in the fourth quarter of 2017.

Ohio Gathering

The Ohio Gathering reportable segment includes our 40% ownership interest in Ohio Gathering, a natural gas gathering system spanning the condensate, liquids-rich and dry gas windows of the Utica Shale in Harrison, Guernsey, Noble, Belmont and Monroe counties in southeastern Ohio.  This segment also includes our 40% ownership interest in Ohio Condensate, a condensate stabilization facility located in Harrison County, Ohio.  Segment adjusted EBITDA for the Ohio Gathering segment includes our proportional share of adjusted EBITDA from Ohio Gathering and Ohio Condensate, based on a one-month lag.

Segment adjusted EBITDA for the third quarter of 2017 totaled $10.5 million, an increase of 4.6% from $10.1 million for the prior-year period, primarily due to higher volume throughput on Ohio Gathering.  Segment adjusted EBITDA

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for the third quarter of 2017 was negatively impacted by higher operating expenses related to compressor overhaul work during the quarter.  Volume throughput on the Ohio Gathering system, which is based on a one-month lag, averaged 763 MMcf/d, gross, in the third quarter of 2017 compared to 800 MMcf/d, gross, in the prior-year period and 706 MMcf/d, gross, in the second quarter of 2017.  Volume throughput on Ohio Gathering in the third quarter of 2017 was positively impacted by the completion of 21 wells behind the system during the quarter.

Our customers are currently running two drilling rigs in Ohio Gathering’s operating footprint.  We expect to see the production volume on Ohio Gathering continue to increase in the fourth quarter of 2017, as new wells are brought online.

Williston Basin

The Bison Midstream, Polar and Divide and Tioga Midstream systems provide our midstream services for the Williston Basin reportable segment.  Bison Midstream gathers associated natural gas production in Mountrail and Burke counties in North Dakota and delivers to third-party pipelines serving a third-party processing plant in Channahon, Illinois.  The Polar and Divide system gathers crude oil production in Williams and Divide counties in North Dakota and delivers to the COLT and Basin Transload rail terminals, as well as other third-party, intra- and interstate pipelines.  The Polar and Divide system also gathers and delivers produced water to various third-party disposal wells in the region.  Tioga Midstream is a crude oil, produced water and associated natural gas gathering system in Williams County, North Dakota.  All crude oil and natural gas gathered on the Tioga Midstream system is delivered to third-party pipelines, and all produced water is delivered to third-party disposal wells.

Segment adjusted EBITDA for the Williston Basin segment totaled $16.2 million for the third quarter of 2017 compared to $21.8 million for the prior-year period.  Compared to the prior-year period, third quarter 2017 liquids volumes were negatively impacted due to customers completing only 17 new wells behind our gathering systems compared to 28 new wells in the prior-year period.  In addition, segment adjusted EBITDA for the Williston Basin segment in the prior-year period reflects nearly $2.0 million of benefit related to the recognition of previously disputed gathering revenue and property tax adjustments.

Liquids volumes averaged 74.0 Mbbl/d in the third quarter of 2017, a decrease of 19.7% from 92.2 Mbbl/d in the prior-year period and an increase of 7.4% compared to 68.9 Mbbl/d in the second quarter of 2017.  Higher liquids volumes were primarily related to the completion of 17 new wells that were completed late in the third quarter of 2017.  Certain of our customers remain active across the Polar and Divide system, with four drilling rigs currently working.  These rigs are adding to an existing backlog of approximately 52 drilled uncompleted wells (“DUCs”) currently in inventory behind our Polar and Divide gathering system.  We expect many of these DUCs will be completed in the fourth quarter of 2017 and drive volume growth.

Associated natural gas volumes averaged 21 MMcf/d in the third quarter of 2017, a decrease of 12.5% from 24 MMcf/d in the prior-year period and an increase of 5.0% from 20 MMcf/d in the second quarter of 2017.  Relative to the prior-year period, volume declines were primarily related to natural production declines from existing wells on the Bison Midstream and Tioga Midstream systems as no new wells were connected during the quarter.

Piceance/DJ Basins

The Grand River and the Niobrara G&P systems provide our midstream services for the Piceance/DJ Basins reportable segment.  These systems provide natural gas gathering and processing services for producers operating in the Piceance Basin located in western Colorado and eastern Utah and in the Denver-Julesburg (“DJ”) Basin located in northeastern Colorado.

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Segment adjusted EBITDA totaled $30.0 million for the third quarter of 2017, an increase of 6.9% from $28.1 million for the prior-year period.  Third quarter 2017 volume throughput averaged 594 MMcf/d, an increase of 0.5% from 591 MMcf/d in the prior-year period and generally flat with the 596 MMcf/d in the second quarter of 2017.  Volume growth relative to the prior-year period was primarily due to ongoing drilling and completion activity from our single-basin focused, private equity-backed customers.  These customers commissioned 38 new wells across our Piceance and DJ Basin gathering systems in the first half of 2017.  In the third quarter of 2017, these customers commissioned another 23 new wells.  This activity was partially offset by the impact of our anchor customer’s continued suspension of drilling activities in the basin and the resulting natural declines from existing production.

Certain of our customers remain active across our Piceance and DJ gathering systems with three drilling rigs currently working.

SMLP’s anchor customer in the Piceance/DJ Basins segment sold its acreage to an existing customer in the third quarter of 2017.  The associated gathering agreements were assigned to the new customer in substantially equivalent form except for a modification with respect to the payment frequency of measurement and settlement of minimum volume commitments (“MVCs”), which changed from an annual payment to monthly payments beginning in July 2017. As a result, MVC shortfall payments for this customer are recognized as gathering revenue each month for the remaining term of the gathering agreement.  In addition, this customer made a one-time, $12.5 million MVC shortfall payment to SMLP in the third quarter of 2017 related to shortfall payments owed for the first half of 2017.  As such, SMLP reversed $12.5 million of adjustments to MVC shortfall payments in the third quarter of 2017, and recognized the cash payment as gathering revenue; there was no net impact to adjusted EBITDA.

Barnett Shale

The DFW Midstream system provides our midstream services for the Barnett Shale reportable segment.  This system gathers and delivers low-pressure natural gas received from pad sites, primarily located in southeastern Tarrant County, Texas, to downstream intrastate pipelines serving various natural gas hubs in the region.

Segment adjusted EBITDA for the Barnett Shale segment totaled $10.8 million for the third quarter of 2017, a decrease of 17.4% from $13.1 million for the prior-year period.  Volume throughput of 254 MMcf/d in the third quarter of 2017 was down 16.7% compared to the prior-year period average of 305 MMcf/d and down 6.3% from 271 MMcf/d in the second quarter of 2017.  No new wells were completed behind the DFW gathering system in the third quarter of 2017.  In addition, the DFW gathering system was shut down for two days in the third quarter to conduct its annual regulatory tests.  This shut down impacted volumes by an estimated 6 MMcf/d.

Certain of our customers operated drilling rigs on an intermittent basis in the third quarter of 2017.  Additionally, two of our customers, both of which are private equity-backed and single basin-focused, are planning to commission 7 new wells in the fourth quarter of 2017, which we expect will facilitate increased volumes on the DFW gathering system.

Marcellus Shale

The Mountaineer Midstream system provides our midstream services for the Marcellus Shale reportable segment. This system gathers high-pressure natural gas received from upstream pipeline interconnections with Antero Midstream Partners, LP and Crestwood Equity Partners LP.  Natural gas on the Mountaineer Midstream system is delivered to the Sherwood Processing Complex located in Doddridge County, West Virginia.

Segment adjusted EBITDA for the Marcellus Shale segment totaled $6.7 million for the third quarter of 2017, an increase of 29.8% from $5.1 million for the prior-year period, primarily due to an increase in volume throughput, partially offset by right-of-way repair expenses incurred during the quarter.  Volume throughput for this segment averaged 554 MMcf/d in the third quarter of 2017, an increase of 32.5% from 418 MMcf/d in the prior-year period, and an increase of 15.4% from 480 MMcf/d in the second quarter of 2017.  Volume throughput increased in the third quarter of 2017, relative to the second quarter of 2017, as a result of our customer completing 11 new wells behind our system late in the second quarter of 2017; no new wells were completed in the third quarter of 2017.  Although there are no rigs currently working behind our system, we expect our customer to continue to complete its inventory of seven DUCs behind the Mountaineer Midstream system in the fourth quarter of 2017.  We also expect our customer will bring a rig back onto acreage that flows onto the Mountaineer Midstream system in the fourth quarter of 2017.

MVC Shortfall Payments

SMLP billed its customers $24.9 million in the third quarter of 2017 related to MVCs.  For those customers that do not have credit banking mechanisms in their gathering agreements, or do not have the ability to use MVC shortfall

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payments as credits, the MVC shortfall payments are accounted for as gathering revenue in the period that they are earned.  For the third quarter of 2017, SMLP recognized $24.9 million of gathering revenue associated with MVC shortfall payments from certain customers in the Williston Basin, Piceance/DJ Basins and Marcellus Shale reportable segments.

In conjunction with the third quarter of 2017 closing of an upstream M&A transaction involving one of SMLP’s Piceance/DJ Basin customers, SMLP amended the MVC provision of that customer’s gathering agreement.  The amendment modified the payment frequency of MVC shortfall payments from an annual payment to a monthly payment.  As such, beginning in the third quarter of 2017, MVC shortfall payments from this customer will be recognized as gathering revenue on a monthly basis.  In addition, this customer made a one-time, $12.5 million MVC shortfall payment in the third quarter of 2017 related to MVC shortfall payments owed to SMLP for the first six months of 2017.  This payment was reversed out of Adjustments to MVC shortfall payments and recognized as gathering revenue.  There was no impact to adjusted EBITDA in the quarter.

MVC shortfall payment adjustments in the third quarter of 2017 totaled ($10.1) million which was related to MVC shortfall payment adjustments from certain customers in the Piceance/DJ Basins, Williston Basin and Barnett Shale reportable segments.

SMLP’s MVC shortfall payment mechanisms contributed $14.8 million of adjusted EBITDA in the third quarter of 2017.

	Three months ended September 30, 2017
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Utica Shale	$—	$—	$—	$—
Williston Basin	—	—	—	—
Piceance/DJ Basins	3,354	3,354	—	3,354
Barnett Shale	—	—	—	—
Marcellus Shale	—	—	—	—
Total net change	$3,354	$3,354	$—	$3,354

MVC shortfall payment adjustments:
Utica Shale	$—	$—	$—	$—
Williston Basin	1,105	1,105	1,982	3,087
Piceance/DJ Basins	19,482	19,482	(12,200)	7,282
Barnett Shale	—	—	94	94
Marcellus Shale	989	989	—	989
Total MVC shortfall payment adjustments	$21,576	$21,576	$(10,124)	$11,452

Total (1)	$24,930	$24,930	$(10,124)	$14,806

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(1) Exclusive of Ohio Gathering due to equity method accounting.

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	Nine months ended September 30, 2017
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Utica Shale	$—	$—	$—	$—
Williston Basin	—	37,693	(37,693)	—
Piceance/DJ Basins	10,024	12,002	(1,978)	10,024
Barnett Shale	—	—	—	—
Marcellus Shale	—	—	—	—
Total net change	$10,024	$49,695	$(39,671)	$10,024

MVC shortfall payment adjustments:
Utica Shale	$—	$—	$—	$—
Williston Basin	3,792	3,792	5,946	9,738
Piceance/DJ Basins	20,000	20,000	867	20,867
Barnett Shale	3,650	3,650	(328)	3,322
Marcellus Shale	3,391	3,391	—	3,391
Total MVC shortfall payment adjustments	$30,833	$30,833	$6,485	$37,318

Total (1)	$40,857	$80,528	$(33,186)	$47,342

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(1) Exclusive of Ohio Gathering due to equity method accounting.

Capital Expenditures

Capital expenditures totaled $46.2 million in the third quarter of 2017, including $5.9 million of contributions to equity method investees and maintenance capital expenditures of approximately $3.5 million.  Development activities during the third quarter of 2017 were primarily related to the development of associated natural gas gathering and processing infrastructure in the N. Delaware Basin, as well as ongoing expansion of our Summit Midstream Utica natural gas gathering system.

Capital & Liquidity

As of September 30, 2017, SMLP had $506.0 million of outstanding debt under its $1.25 billion revolving credit facility and $744.0 million of available borrowing capacity, subject to covenant limits.  Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $1.306 billion (inclusive of $800.0 million of senior unsecured notes), SMLP’s total leverage ratio and senior secured leverage ratio (as defined in the credit agreement) as of September 30, 2017 were 4.16 to 1.0 and 1.61 to 1.0, respectively.

Deferred Purchase Price Obligation

The consideration for the 2016 Drop Down consisted of (i) an initial $360.0 million cash payment (the “Initial Payment”) which was funded on March 3, 2016 with borrowings under SMLP’s revolving credit facility and (ii) a deferred payment which will be paid no later than December 31, 2020 (the “Deferred Purchase Price Obligation” or the “Deferred Payment,” as defined below).  At the discretion of the board of directors of SMLP’s general partner, the Deferred Payment can be made in either cash or SMLP common units, or a combination thereof.

The Deferred Payment will be equal to: (a) six-and-one-half (6.5) multiplied by the average Business Adjusted EBITDA of the 2016 Drop Down Assets for 2018 and 2019; less (b) the Initial Payment; less (c) all capital expenditures incurred for the 2016 Drop Down Assets between March 3, 2016 and December 31, 2019; plus (d) all Business Adjusted EBITDA from the 2016 Drop Down Assets between March 3, 2016 and December 31, 2019.

The Deferred Payment calculation was designed to ensure that, during the deferral period, all of the EBITDA growth and capex development risk associated with the 2016 Drop Down Assets is held by the GP, Summit Investments.  The Deferred Payment was structured such that SMLP will ultimately pay a 6.5x multiple of the actual EBITDA generated from the 2016 Drop Down Assets in 2018 and 2019.

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SMLP currently estimates that the undiscounted future value of the Deferred Payment will be approximately $656.5 million.  The estimated Deferred Payment decrease from approximately $793.3 million as of June 30, 2017 reflects a slower expected pace of drilling and completion activities from our customers, particularly in the Utica Shale, in 2018.  A slower pace of growth capital expenditures, particularly in the Utica Shale, is also expected.

Quarterly Distribution

On October 26, 2017, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.575 per unit on all of its outstanding common units, or $2.30 per unit on an annualized basis, for the quarter ended September 30, 2017.  This quarterly distribution remains unchanged from the previous quarter and from the quarter ended September 30, 2016.  This distribution will be paid on November 14, 2017, to unitholders of record as of the close of business on November 7, 2017.

Third Quarter 2017 Earnings Call Information

SMLP will host a conference call at 10:00 a.m. Eastern on Friday, November 3, 2017, to discuss its quarterly operating and financial results.  Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 45799116.  The conference call will also be webcast live and can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.

A replay of the conference call will be available until November 17, 2017 at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 45799116#.  An archive of the conference call will also be available on SMLP's website.

Upcoming Investor Conferences

Members of SMLP’s senior management team will participate in RBC Capital Markets’ MLP Conference in Dallas, Texas, on November 15, 2017 and November 16, 2017, and in the Wells Fargo Pipeline, MLP and Utility Symposium in New York, New York on December 6, 2017 and December 7, 2017.  The presentation materials associated with these events will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com prior to the beginning of each conference.

Use of Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA and distributable cash flow, each a non-GAAP financial measure.  We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, unit-based and noncash compensation, Deferred Purchase Price Obligation, early extinguishment of debt expense, impairments and other noncash expenses or losses, less interest income, income tax benefit, income (loss) from equity method investees and other noncash income or gains.  We define distributable cash flow as adjusted EBITDA plus cash interest received and cash taxes received, less cash interest paid, senior notes interest adjustment, cash taxes paid and maintenance capital expenditures.  Because adjusted EBITDA and distributable cash flow may be defined differently by other entities in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other entities, thereby diminishing their utility.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.

Adjusted EBITDA and distributable cash flow are used as supplemental financial measures by external users of our financial statements such as investors, commercial banks, research analysts and others.

Adjusted EBITDA is used to assess:

•	the ability of our assets to generate cash sufficient to make cash distributions and support our indebtedness;
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

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•	our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•

the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other noncash income or expense items.

Distributable cash flow is used to assess:

•	the ability of our assets to generate cash sufficient to make future cash distributions and
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

Both of these measures have limitations as analytical tools and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  For example:

•

certain items excluded from adjusted EBITDA and distributable cash flow are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;

•	adjusted EBITDA and distributable cash flow do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	adjusted EBITDA and distributable cash flow do not reflect changes in, or cash requirements for, our working capital needs; and
•

although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA and distributable cash flow do not reflect any cash requirements for such replacements.

We compensate for the limitations of adjusted EBITDA and distributable cash flow as analytical tools by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process. Reconciliations of GAAP to non-GAAP financial measures are attached to this press release.

We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees, (ii) deferred purchase price obligation and (iii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

About Summit Midstream Partners, LP

SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus and Utica shale formations in West Virginia and Ohio; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah; and (v) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming.  SMLP is in the process of developing new gathering and processing infrastructure in a sixth basin, the Delaware Basin, in New Mexico. SMLP also owns substantially all of a 40% ownership interest in Ohio Gathering, which is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in The Woodlands, Texas, with regional corporate offices in Denver, Colorado and Atlanta, Georgia.

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About Summit Midstream Partners, LLC

Summit Midstream Partners, LLC (“Summit Investments”) beneficially owns a 35.4% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. An affiliate of Energy Capital Partners II, LLC directly owns an 8.1% limited partner interest in SMLP.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2016 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2017, and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees, (ii) deferred purchase price obligation and (iii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2017	December 31, 2016
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$2,911	$7,428
Accounts receivable	61,267	97,364
Other current assets	4,785	4,309
Total current assets	68,963	109,101
Property, plant and equipment, net	1,884,569	1,853,671
Intangible assets, net	392,035	421,452
Goodwill	16,211	16,211
Investment in equity method investees	696,590	707,415
Other noncurrent assets	13,753	7,329
Total assets	$3,072,121	$3,115,179

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$22,676	$16,251
Accrued expenses	14,115	11,389
Due to affiliate	514	258
Deferred revenue	2,373	—
Ad valorem taxes payable	8,118	10,588
Accrued interest	20,183	17,483
Accrued environmental remediation	5,089	4,301
Other current liabilities	8,963	11,471
Total current liabilities	82,031	71,741
Long-term debt	1,295,787	1,240,301
Deferred Purchase Price Obligation	508,607	563,281
Deferred revenue	15,421	57,465
Noncurrent accrued environmental remediation	1,429	5,152
Other noncurrent liabilities	7,538	7,566
Total liabilities	1,910,813	1,945,506

Common limited partner capital	1,120,592	1,129,132
General Partner interests	29,187	29,294
Noncontrolling interest	11,529	11,247
Total partners' capital	1,161,308	1,169,673
Total liabilities and partners' capital	$3,072,121	$3,115,179

EX 99.1-10

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$96,070	$80,296	$298,884	$234,583
Natural gas, NGLs and condensate sales	22,940	9,578	44,655	25,747
Other revenues	5,935	5,199	19,003	14,949
Total revenues	124,945	95,073	362,542	275,279
Costs and expenses:
Cost of natural gas and NGLs	18,177	6,986	36,328	20,140
Operation and maintenance	22,303	23,059	70,011	72,311
General and administrative	13,289	12,368	40,370	38,123
Depreciation and amortization	28,927	27,979	86,184	83,670
Transaction costs	—	—	119	1,296
Loss on asset sales, net	460	13	530	24
Long-lived asset impairment	1,290	1,172	1,577	1,741
Total costs and expenses	84,446	71,577	235,119	217,305
Other income	79	51	214	92
Interest expense	(17,614)	(15,733)	(51,883)	(47,650)
Early extinguishment of debt	—	—	(22,020)	—
Deferred Purchase Price Obligation	70,499	(6,188)	54,674	(31,116)
Income (loss) before income taxes and income (loss) from equity method investees	93,463	1,626	108,408	(20,700)
Income tax (expense) benefit	(176)	142	(417)	(141)
Income (loss) from equity method investees	350	270	(3,691)	(31,341)
Net income (loss)	$93,637	$2,038	$104,300	$(52,182)
Less:
Net income attributable to Summit Investments	—	—	—	2,745
Net income (loss) attributable to noncontrolling interest	91	116	282	(108)
Net income (loss) attributable to SMLP	93,546	1,922	104,018	(54,819)
Less net income attributable to General Partner, including IDRs	3,999	2,137	8,442	4,883
Net income (loss) attributable to limited partners	$89,547	$(215)	$95,576	$(59,702)

Earnings (loss) per limited partner unit:
Common unit – basic	$1.23	$(0.00)	$1.32	$(0.89)
Common unit – diluted	$1.22	$(0.00)	$1.31	$(0.89)

Weighted-average limited partner units outstanding:
Common units – basic	73,059	67,844	72,583	66,978
Common units – diluted	73,433	67,844	72,901	66,978

EX 99.1-11

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(Dollars in thousands)
Other financial data:
Net income (loss)	$93,637	$2,038	$104,300	$(52,182)
Net cash provided by operating activities	$75,156	$37,205	$196,497	$168,705
Capital expenditures	$40,294	$31,363	$86,206	$122,735
Contributions to equity method investees	$5,932	$4,512	$21,581	$20,157
Acquisitions of gathering systems (1)	$—	$—	$—	$866,858
Adjusted EBITDA	$73,477	$76,483	$217,464	$218,880
Distributable cash flow	$52,877	$55,568	$155,837	$158,104
Distributions declared (2)	$45,037	$44,439	$134,651	$126,529
Distribution coverage ratio (3)	1.17x	1.25x	1.16x	1.25x

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,826	1,572	1,744	1,536
Aggregate average daily throughput – liquids (Mbbl/d)	74.0	92.2	74.7	91.0

Ohio Gathering average daily throughput (MMcf/d) (4)	763	800	746	869

__________

(1) Reflects cash and noncash consideration, including working capital and capital expenditure adjustments paid (received), for acquisitions and/or drop downs.

(2) Represents distributions declared in respect of a given period. For example, for the three months ended September 30, 2017, represents the distributions to be paid in November 2017.

(3) Distribution coverage ratio calculation for the three months ended September 30, 2017 and 2016 is based on distributions declared in respect of the third quarter of 2017 and 2016. Represents the ratio of distributable cash flow to distributions declared.

(4) Gross basis, represents 100% of volume throughput for Ohio Gathering, based on a one-month lag.

EX 99.1-12

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENT ADJUSTED EBITDA

TO ADJUSTED EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(In thousands)
Reportable segment adjusted EBITDA (1):
Utica Shale	$8,412	$6,983	$25,857	$14,898
Ohio Gathering (2)	10,522	10,059	29,201	35,173
Williston Basin	16,212	21,815	51,176	60,745
Piceance/DJ Basins	30,008	28,074	86,256	79,120
Barnett Shale	10,838	13,128	35,924	41,118
Marcellus Shale	6,682	5,146	17,775	14,554
Total	$82,674	$85,205	$246,189	$245,608
Less Corporate and other (3)	9,197	8,722	28,725	26,728
Adjusted EBITDA	$73,477	$76,483	$217,464	$218,880

__________

(1) We define segment adjusted EBITDA as total revenues less total costs and expenses; plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) unit-based and noncash compensation, (vi) change in the Deferred Purchase Price Obligation, (vii) early extinguishment of debt expense, (viii) impairments and (ix) other noncash expenses or losses, less other noncash income or gains.

(2) Represents our proportional share of adjusted EBITDA for Ohio Gathering, based on a one-month lag.  We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest in Ohio Gathering during the respective period.

(3) Corporate and other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items, natural gas and crude oil marketing services, transaction costs, interest expense, early extinguishment of debt and a change in the Deferred Purchase Price Obligation.

EX 99.1-13

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(In thousands)
Reconciliations of net income or loss to adjusted EBITDA and distributable cash flow:
Net income (loss)	$93,637	$2,038	$104,300	$(52,182)
Add:
Interest expense	17,614	15,733	51,883	47,650
Income tax expense	176	—	417	141
Depreciation and amortization (1)	28,777	28,101	85,732	84,058
Proportional adjusted EBITDA for equity method investees (2)	10,522	10,059	29,201	35,173
Adjustments related to MVC shortfall payments (3)	(10,124)	11,541	(33,186)	33,818
Unit-based and noncash compensation	1,974	2,050	5,973	6,000
Deferred Purchase Price Obligation (4)	(70,499)	6,188	(54,674)	31,116
Early extinguishment of debt (5)	—	—	22,020	—
Loss on asset sales, net	460	13	530	24
Long-lived asset impairment	1,290	1,172	1,577	1,741
Less:
Income tax benefit	—	142	—	—
Loss from equity method investees	350	270	(3,691)	(31,341)
Adjusted EBITDA	$73,477	$76,483	$217,464	$218,880
Add:
Cash taxes received	—	—	—	50
Less:
Cash interest paid	14,028	25,753	47,410	57,217
Senior notes interest adjustment (6)	3,063	(9,750)	2,594	(9,750)
Maintenance capital expenditures	3,509	4,912	11,623	13,359
Distributable cash flow	$52,877	$55,568	$155,837	$158,104

Distributions declared (7)	$45,037	$44,439	$134,651	$126,529

Distribution coverage ratio (8)	1.17x	1.25x	1.16x	1.25x

__________

(1) Includes the amortization expense associated with our favorable and unfavorable gas gathering contracts as reported in other revenues.

(2) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, based on a one-month lag.

(3) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments.

(4) Deferred Purchase Price Obligation represents the change in the present value of the Deferred Purchase Price Obligation.

(5) Early extinguishment of debt includes $17.9 million paid for redemption and call premiums, as well as $4.1 million of unamortized debt issuance costs which were written off in connection with the repurchase of the outstanding $300.0 million 7.5% Senior Notes in the first quarter of 2017.

(6) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022.  Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15, beginning October 15, 2017 until maturity in April 2025.

(7) Represents distributions declared in respect of a given period. For example, for the three months ended September 30, 2017, represents the distributions to be paid in November 2017.

(8) Distribution coverage ratio calculation for the three months ended September 30, 2017 and 2016 is based on distributions declared in respect of the third quarter of 2017 and 2016. Represents the ratio of distributable cash flow to distributions declared.

EX 99.1-14

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Nine months ended September 30,
	2017	2016

Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$196,497	$168,705
Add:
Interest expense, excluding amortization of debt issuance costs	48,766	44,623
Income tax expense	417	141
Changes in operating assets and liabilities	4,786	(29,441)
Proportional adjusted EBITDA for equity method investees (1)	29,201	35,173
Adjustments related to MVC shortfall payments (2)	(33,186)	33,818
Less:
Distributions from equity method investees	28,715	34,139
Write-off of debt issuance costs	302	—
Adjusted EBITDA	$217,464	$218,880
Add:
Cash taxes received	—	50
Less:
Cash interest paid	47,410	57,217
Senior notes interest adjustment (6)	2,594	(9,750)
Maintenance capital expenditures	11,623	13,359
Distributable cash flow	$155,837	$158,104

__________

(1) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, based on a one-month lag.

(2) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments.

(3) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022.  Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15, beginning October 15, 2017 until maturity in April 2025.

Contact:  Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP

EX 99.1-15